As filed with the Securities and Exchange Commission on June 16, 2022

Registration No. 333-

Securities and Exchange Commission

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UFP TECHNOLOGIES, INC.

(Exact name of issuer as specified

in its charter)

DELAWARE	04-2314970
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

100 Hale Street, Newburyport, Massachusetts 01950

(Address of principal executive offices)

UFP TECHNOLOGIES, INC.

2009 NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN

(Full title of the plan)

R. Jeffrey Bailly

UFP TECHNOLOGIES, INC.

100 Hale Street

Newburyport, Massachusetts 01950

(978) 352-2200

Copies to:

Patrick J. Kinney, Jr., Esq.

Lynch Fink Harrington & Gray LLP

6 Beacon St., Suite 415

Boston, Massachusetts 02108

(617) 951-0800

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The Registrant is filing this Registration Statement for the purpose of registering an additional 100,000 shares of Common Stock to be issued under the 2009 Non-Employee Director Stock Incentive Plan. The 100,000 shares of Common Stock being registered pursuant to this Registration Statement are additional securities of the same class as other securities for which registration statements on Form S-8 (No.’s 333-56741, 333-91408, 333-116436 and 333-151883) were filed with the Securities and Exchange Commission on June 12, 1998, June 28, 2002, June 14, 2004 and June 24, 2008, respectively. Pursuant to General Instruction E to Form S-8, the contents of such earlier registration statements are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such earlier registration statements are modified as set forth in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

Certain important information is set forth in certain reports or statements filed by UFP Technologies, Inc. (the “Company”) with the Securities and Exchange Commission. The reports or documents listed below are incorporated herein by reference:

(a)       the Company's Annual Report on Form 10-K for the year ended December 31, 2021 (which incorporates by reference certain portions of the Company's Proxy Statement for the Company's 2022 Annual Meeting of Stockholders held on June 8, 2022);

(b)       the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2022;

(c)       the Company’s Current Reports on Form 8-K filed on February 22, 2022, March 10, 2022, March 17, 2022, May 4, 2022 and June 14, 2022;

(d)       the Company’s definitive Proxy Statement for the Annual Meeting of Stockholders held on June 8, 2022;

(e)       all reports filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for periods since March 31, 2022; and

(f)       the description of the Registrant’s Common Stock, $.01 par value, set forth in the Certificate of Incorporation, as amended, as filed as Exhibit 3.01 with the Registrant’s Quarterly Report for the quarter ended March 31, 2004.

All documents the Company files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K and any corresponding exhibits thereto not filed with the Commission or pursuant to other applicable Commission rules) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.	DESCRIPTION OF SECURITIES.

Not applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Lynch Fink Harrington & Gray LLP, Six Beacon St., Suite 415, Boston, Massachusetts 02108, has rendered its opinion to the Company that shares included in this offering will, when sold in accordance with the terms of the Plan, be legally issued, fully paid and non-assessable. Patrick J. Kinney, Jr., a partner of Lynch Fink Harrington & Gray LLP, is an Assistant Secretary of the Company.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company's charter and by-laws provide that the Company may indemnify all persons whom it shall have power to indemnify to the full extent permitted by state law. Under Delaware law, a director, officer, employee or agent who has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred. In other circumstances, a director, officer, employee or agent of the Company may be indemnified against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred if he/she acted in good faith and has not been adjudged to have derived an improper personal benefit from the transaction or occurrence forming the basis for such settlement. The Company has entered into indemnification agreements with each of its directors and anticipates that it will enter into similar arrangements with any future directors. The Company may also enter into similar agreements with certain of the Company's officers who are not also directors. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification of directors. The Company's charter further provides that directors are not liable for monetary damages for certain violations of their duty of care. In addition, the Registrant maintains officers’ and directors’ insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable

Item 8.	EXHIBITS.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.	UNDERTAKINGS.

A.       The Company hereby undertakes:

(1)       To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement, or any material change to such information in the registration statement; provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan.

B.       The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.       Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and had duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Newburyport, Massachusetts, on this 16th day of June, 2022.

UFP TECHNOLOGIES, INC.

By	/s/ R. Jeffrey Bailly
R. Jeffrey Bailly, President
and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ R. Jeffrey Bailly	President, Chief	June 16, 2022
R. Jeffrey Bailly	Executive Officer, and
Director (principal
executive officer)

/s/ Ronald J. Lataille	Senior Vice President,	June 16, 2022
Ronald J. Lataille	Chief Financial Officer
(principal financial and
accounting officer)

*	Director
Thomas W. Oberdorf

*	Director
Marc Kozin

*	Director
Daniel C. Croteau

*	Director
Cynthia L. Feldmann

*	Director
Joseph John Hassett

*	Director
Symeria Hudson

*by /s/ R. Jeffrey Bailly	Attorney-in-fact	June 16, 2022
R. Jeffrey Bailly

EXHIBIT INDEX

Exhibit
Number	Description

3.1	Restated Certificate of Incorporation of the Company [incorporated herein by reference to Exhibit No. 3.01 to the Company’s Current Report on Form 8-K filed with the SEC on June 14, 2022 (SEC File No. 001-12648)].

3.2	Amended and Restated By-laws of the Company [incorporated herein by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the SEC on June 15, 2020 (SEC File No. 001-12648)].

4.1	2009 Non-Employee Director Stock Incentive Plan, as amended [incorporated herein by reference to Exhibit 10.01 to the Company’s Current Report on Form 8-K filed with the SEC on June 14, 2022 (SEC File No. 001-12648)].

4.2	Specimen Stock Certificate [incorporated by reference to the Company's Registration Statement on Form S-1, filed on December 15, 1993 (SEC File No. 33-70912)].

5	Opinion of Lynch Fink Harrington & Gray LLP (filed herewith)

23.1	Consent of Lynch Fink Harrington & Gray LLP (included in Exhibit 5)

23.2	Consent of Grant Thornton LLP (filed herewith)

24	Power of Attorney (filed herewith)

107	Calculation of Filing Fee Table (filed herewith)